Exhibit 10.5

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made by and between Tenneco Inc. (“Tenneco”), on its behalf and on behalf of its direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization, including without limitation, whenever applicable Tenneco Automotive Operating Company Inc. (collectively the “Employer Entities”), and Roger J. Wood (“Employee”). Tenneco and Employee are referred to individually as a “Party” and collectively as the “Parties.” For convenience, Tenneco is sometimes referred to herein as “Employer” when referring to Employee’s employment relationship to Tenneco and the Employer Entities.

WHEREAS, Employer has employed Employee as an at-will employee pursuant to an offer letter dated July 20, 2018;

WHEREAS, Employer has streamlined its leadership structure, as part of a broader plan to accelerate the reduction of operational costs, improve cash flow performance, and reduce leverage; and

WHEREAS, Employee and Employer want to amicably provide for the orderly termination of Employee’s employment and for the waiver, release, and discharge of any claims, including claims arising out of Employee’s employment and the termination of Employee’s employment.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements contained in this Agreement, Employee and Employer agree as follows:

1.Effective January 7, 2020 (the “Termination Date”), Employee’s employment and all offices and positions Employee holds with the Employer Entities shall terminate.
2.Subject to Employee’s signing this Agreement no later than March 20, 2020 (which date is at least forty-five (45) days after Employee received it) AND not revoking it during the seven-day period after signing it, Employer shall (or shall cause another applicable Employer Entity to) make the payments and provide the benefits described in Schedule A attached to this Agreement. In order to receive any of the payments set forth in Schedule A, Employee also must provide, in the manner and form and at the time required by Employer, written resignation of his positions as an officer and director of Employer and its affiliates and Employee represents that he has done so as of the Termination Date. The payments and benefits will be subject to any and all applicable withholding and other employment taxes. Employee acknowledges and agrees that the payments and benefits specified in this Agreement, including Schedule A, are in full and complete satisfaction of any and all liabilities or obligations any of the Employer Entities has or may have to Employee, including but not limited to any and all Employer obligations of the Employer Entities to Employee for salary, severance pay, bonuses, holiday pay, vacation pay, equity and equity-based awards, medical coverage, dental coverage, life insurance, any other benefits, and any other claims for payment not specifically mentioned in this Agreement, and that the payments and benefits specified in this Agreement, including Schedule A, exceed in value any payments and benefits to which Employee may be already entitled. The consideration set forth in this Agreement is not otherwise due to Employee without Employee’s agreeing to the terms of this Agreement. Employer will provide such consideration to Employee in exchange for Employee’s promises and covenants in this Agreement.
3.(a)    IN EXCHANGE FOR THE CONSIDERATION STATED IN THIS AGREEMENT, EMPLOYEE HEREBY RELEASES AND FOREVER DISCHARGES ANY EMPLOYER ENTITY, ANY PREDECESSOR, SUCCESSOR, JOINT VENTURE AND PARENT OF ANY EMPLOYER ENTITY, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, DIRECTORS, PARTNERS,

INSURERS, AGENTS, ATTORNEYS, EMPLOYEES, TRUSTEES, ADMINISTRATORS, AND FIDUCIARIES (ALL COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OF ACTIONS, DEMANDS, CLAIMS, AGREEMENTS, PROMISES, DEBTS, LAWSUITS, LIABILITIES, RIGHTS, DUES, CONTROVERSIES, COSTS, EXPENSES, AND FEES (COLLECTIVELY, “CLAIMS”), WHETHER ARISING IN CONTRACT, TORT, OR ANY OTHER THEORY OF ACTION, WHETHER ARISING IN LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, CHOATE OR INCHOATE, MATURED OR UNMATURED, CONTINGENT OR FIXED, LIQUIDATED OR UNLIQUIDATED, ACCRUED OR UNACCRUED, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO THE DATE EMPLOYEE EXECUTES THIS AGREEMENT, EXCEPT FOR THOSE OBLIGATIONS CREATED BY OR ARISING OUT OF THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER THIS AGREEMENT. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE PRECLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT NOW KNOWN BY EMPLOYEE TO EXIST, INCLUDING, IF EMPLOYEE LIVES IN CALIFORNIA, ANY BENEFIT UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH STATES AS FOLLOWS: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. EXCEPT AS NECESSARY FOR EMPLOYEE TO ENFORCE THIS AGREEMENT OR AS EXCLUDED UNDER THIS AGREEMENT, THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE THAT EXTINGUISHES ALL CLAIMS AGAINST ANY RELEASED PARTY. EMPLOYEE IS NOT, HOWEVER, WAIVING ANY RIGHT OR CLAIM THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED.
(b)    Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, or termination of employment with the Employer Entities, whether arising under or out of a statute including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Family and Medical Leave Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, and any county, municipal, and any other federal, state, or local statute, ordinance, or regulation, all as may be amended from time to time, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorneys’ fees and costs, and all claims for salary, bonus, vacation pay, and reimbursement of expenses, except as provided in this Agreement. Further, through this Agreement, Employee specifically releases the Released Parties from any and all claims arising out of or related to any employee handbooks, personnel manuals, or employment policies. The parties specifically agree that the release by Employee set forth in this Agreement is intended to be as broad in scope as possible under all applicable laws, and that, except as specifically set forth in this Agreement, Employee’s release includes the release of all claims arising out of or related in any way to Employee’s former employment with Employer.

(c)    Employee is not releasing: (i) any right or claim that may arise after the date this Agreement is executed; (ii) any right or claim to vested retirement or savings benefits; and (iii) the Employer’s continuing obligation to indemnify, defend, and hold him harmless for his acts and omissions, whether as an employee, officer, or director, in accordance with applicable bylaws, resolutions, contracts, policies, statutory law, common law, and insurance policies.

(d)    THE RELEASED PARTIES SIMILARLY RELEASE EMPLOYEE ON THE SAME TERMS AND TO THE SAME EXTENT THAT EMPLOYEE RELEASES THE RELEASED PARTIES IN THIS AGREEMENT, EXCEPT THAT THE RELEASED PARTIES ARE NOT RELEASING ANY CLAIM ARISING OUT OF EMPLOYEE’S INTENTIONAL AND MATERIAL BREACH OF FIDUCIARY DUTY OR APPLICABLE STATUTORY OR COMMON LAW.

4.Employee hereby further agrees that this release is given knowingly and voluntarily and acknowledges that:
i.    this release is written in a manner understood by Employee;
ii.    at or before the time Employee was given a copy of this release, Employee was informed (and is hereby informed) that Employee has up to forty-five (45) days following the date Employee received this release to consider it (extended to March 20, 2020, although Employee could choose to execute it before forty-five (45) days (as extended) after Employee’s receipt thereof);
iii.    prior to executing this release, Employee had the opportunity to consider this release for at least a full forty-five (45) days after Employee’s receipt thereof (although Employee may have chosen to execute it before forty-five (45) days (as extended) after Employee’s receipt thereof);
iv.    Employee has carefully read and fully understands all of the provisions of this release including the rights Employee is waiving and the terms and consequences of Employee’s execution of this release;
v.    this release refers to and waives any and all rights or claims that Employee may have arising under the Age Discrimination in Employment Act, as amended;
vi.    Employee has not waived any rights arising after the date of this release;
vii.    Employee has received valuable consideration in exchange for the release in addition to amounts Employee is already entitled to receive;
viii.    Employee knowingly, voluntarily, and in good faith agrees to all of the terms set forth in this release;
ix.    Employee knowingly, voluntarily, and in good faith intends to be legally bound by this release and to waive the rights identified herein;
x.    Employee has been advised (and hereby is advised) to consult with an attorney prior to executing this release; and
xi.    prior to executing this release, Employee was informed (and hereby is informed) in writing that: (i) Employee has seven (7) days following the date on which Employee executes this release in which to revoke this release, (ii) this release will become effective, enforceable, and irrevocable on the eighth day after Employee executes this release, unless the Company receives Employee’s written revocation on or before the close of business on the seventh day after Employee executes this release, and (iii) if Employee revokes this release, it will not become effective or enforceable, and Employee will not receive any of the consideration set forth in the Agreement. Employee’s written revocation of this release pursuant to this Agreement must be sent via overnight mail and addressed to: Tenneco Inc., 500 N. Field Drive, Lake Forest, IL 60045, Attention: Brandon Smith, Senior Vice President, General Counsel and Corporate Secretary; and

xii.    Employee has been advised in writing in a manner calculated to be understood by the average individual the class, unit, or group of individuals to which this offer was made; any eligibility factors and time limits applicable to this Agreement; the job titles and ages of all employees eligible or selected for the program; and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the program. This information is included herein, attached hereto and made a part hereof as Schedule B. To the fullest extent legally permitted, and subject to Paragraph 8, Employee has specifically waived Employee’s right to any monetary recovery or injunctive relief in any lawsuit, including the right to any monetary recovery or injunctive relief in any lawsuit brought by any agency, entity, or person on Employee’s behalf, with respect to any claims released herein. Employee understands and agrees that by signing this Agreement, Employee does not waive future claims or the right to file against Employer a charge with or participate in any investigation by the Equal Employment Opportunity Commission or any comparable federal, state or local agency. However, subject to Paragraph 8, Employee waives and releases, to the fullest extent legally permissible, all entitlement to any form of personal relief arising from a charge Employee or others may file (excepting only any benefit or remedy to which Employee is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). Employee understands that this waiver and release of personal relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Employer agrees and acknowledges that Employee does not waive or release any claims or other matters that, by operation of law, Employee cannot waive or release unilaterally. Employee represents that Employee has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein. Employee warrants that Employee is unaware of any other claim which may be asserted by Employee or any agency, entity, or person in connection with Employee’s employment with Employer or the termination thereof.
5.(a)    Subject to Paragraph 8, neither Employee nor Employee’s spouse, attorneys, and financial advisors (collectively, the “Employee Affiliates”), nor anyone else on their behalf will disparage Employer or any other Employer Entity, or any of their directors, officers, employees, attorneys, or agents, except that, for the avoidance of doubt, neither this Paragraph nor any other provision of this Agreement shall be deemed to limit or preclude Employee from testifying truthfully either before any administrative agency or in response to any lawfully-issued subpoena.
(b)    The officers (within the meaning of Section 16 of the Exchange Act) of the Employer and any other Employer Entity similarly agree that they will not disparage Employee to the same extent and on the same terms that the Employee Affiliates agree not to disparage the Employer Entities in the previous paragraph.
6.Employee acknowledges that the Employer Entities’ business and services are highly specialized and that the following information is not generally known, is highly confidential, and constitutes “Confidential Information”; trade secrets; proprietary technical and business information relating to any Employer Entity’s plans, analysis, or strategies concerning international or domestic acquisitions, possible acquisitions or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information; manufacturing processes; installation, service, and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of the Employer Entities’ services and products, including components and parts thereof; non-public information acquired by Employee concerning the requirements and specifications of any Employer Entity’s agents, vendors, contractors, customers, and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to employee benefit plans; quotations or proposals given to agents or customers or received from suppliers; and any other information which is sufficiently secret to derive economic value from not being generally known. Employee agrees that he/she will not disclose to others any Confidential Information of the Employer (whether or not developed by the Employee) without the Employer’s prior written consent unless and until such information enters the public domain through no fault of Employee.
7.Employee represents that to the best of his knowledge he has returned to Employer all Confidential Information, notes, memoranda, records, documents, Employer manuals, credit cards, pass keys, computers, computer diskettes, thumb drives, external hard drives, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced, or maintained, which is in Employee’s possession, that is used in or pertains to the business of Employer or any other Employer Entity, including but not limited to lists of customers, prices, marketing plans, and other confidential materials or information obtained by Employee in the course of Employee’s employment. Employee shall immediately return any such Confidential Information that he may later discover.
8.Nothing in any provision of this Agreement is intended to or shall be interpreted as prohibiting Employee from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; provided, that Employee will use his/her reasonable best efforts to (1) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (2) request that such agency or entity treat such information as confidential. Employee does not need the prior authorization from Employer to make any such reports or disclosures and is not required to notify Employer that Employee has made such reports or disclosures. This Agreement does not limit Employee’s right to receive an award for information provided to any governmental agency or entity. Further, 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made - (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement or any other agreement between the Parties is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly permitted by 18 U.S.C. § 1833(b).
9.Notwithstanding any other provision of this Agreement, Employee, and Employee’s beneficiaries and eligible dependents as applicable, shall retain entitlement to: (i) any and all benefits to which Employee is entitled under the terms of any plan maintained or contributed to by an Employer Entity which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended; (ii) any continuation of health or medical coverage at Employee’s, beneficiary’s, or dependent’s expense, to the extent required by the relevant provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and (iii) reimbursement for business expenses properly incurred by Employee on behalf of Employer and timely submitted to Employer with proper supporting documentation no later than twenty (20) days after signing this Agreement.
10.Employee agrees to take reasonable steps to insure that any statements, writings, speeches, or comments that Employee may make, prepare, or deliver, be fully consistent with Employee’s covenants under this Agreement, and that any such statements, writings, speeches, or comments that in any way relate to any of the Employer Entities, or any of their attorneys, agents, employees, officers, or directors, or to Employee’s employment with Employer, will be accompanied by appropriate disclaimers indicating that Employee is not authorized to speak on behalf of or as a representative or agent of any Employer Entity, and that any such statements, writings, speeches, or comments do not in any way necessarily reflect any Employer Entity’s positions. Nothing in this Paragraph or elsewhere in this Agreement is intended to or shall be interpreted to limit Employee’s ability to communicate with any administrative agency, or in response to a lawfully-issued subpoena, about the Employer Entities.
11.The parties acknowledge that any employment or contractual relationship between Employee and all Employer Entities will terminate by virtue of this Agreement, and that the parties have no future employment or contractual relationship other than the contractual relationship created by this Agreement.
12.Employee will cooperate with the Employer Entities and promptly provide thorough and accurate information and testimony voluntarily to or on behalf of any Employer Entity, regarding any investigation or court case initiated by or against any Employer Entity or by any government agency. Unless precluded by applicable law, Employee agrees not to disclose or to discuss with anyone who is not directing or assisting in any Employer Entity investigation or case, other than Employee’s attorney, the fact of or the subject matter of any investigation, except as required by law. The Employer Entity requesting information will attempt to work with Employee to arrange times that reasonably accommodate Employee, and such Employer Entity will reimburse Employee for reasonable commuting, parking, or other similar expenses.
13.This Agreement shall be binding upon and inure to the benefit of Employer and its successors and assigns, and Employee and Employee’s heirs, administrators, and executors, and any legal representative of the Parties. Each of the Released Parties is an intended third-party beneficiary of this Agreement. This Agreement is not assignable by Employee.
14.The Parties warrant that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that they are entering into this Agreement without any threat or coercion and without reliance on any statement or representation made by or on behalf of the other party, except for the written provisions and promises contained in this Agreement.
15.(a)    This Agreement constitutes the entire agreement and understanding between the Parties with regard to all matters, including but not limited to Employee’s employment, termination, payments owed to Employee, and the other subject matters addressed in this Agreement, and supersedes and replaces all prior commitments, negotiations, and agreements proposed or otherwise, whether written or oral, concerning the subject matters contained in this Agreement, EXCEPT any plans or policies of Employer or the Employer Entities which govern the pension and health benefits, equity awards, as applicable, or expense reimbursement referenced in Schedule A to this Agreement.
(a)This Agreement is an integrated document and the consideration stated in it is the sole consideration for this Agreement.
16.If either party commits a material breach of any provision(s) of this Agreement, including but not limited to the non-disparagement obligations, prior to the deadline for any payments otherwise due pursuant to Schedule A, then (i) with respect to material breaches by Employee, Employee shall forfeit all remaining payments set forth in Schedule A, provided that amounts forfeited by Employee pursuant to this provision shall not exceed $200,000; and (ii) with respect to material breaches by any Employer Entity, the Employee’s actual damages; provided that Employer’s liability pursuant to this provision shall not exceed $200,000. The Parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available to either Party in the case of a breach of this Agreement without needing to post bond or other security.
17.In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including such party’s reasonable attorneys’ fees, except this provision does not apply to any claim under the ADEA or the OWBPA to the extent required by law.
18.Nothing in this Agreement shall be construed as an admission or accusation of any wrongdoing by any person or entity.

19.This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, excluding any choice of law provisions that would require application of any other law. Each Party agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with this Agreement will lie in any court of competent jurisdiction sitting in Oakland County, Michigan, and each Party specifically waives any and all objections to such jurisdiction and venue.
20.The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement that are not inconsistent with its terms.
21.This Agreement has been the subject of negotiations and discussions between the Parties, each of which has been represented and advised by (or has been given the opportunity to retain) competent counsel, so that any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter of this Agreement shall have no force and effect.
22.This Agreement may be executed in any number of duplicate originals, photocopies, or facsimiles, all of which (once each Party has executed at least one such duplicate original, photocopy, or facsimile) will constitute one and the same document.
[Signatures on next page.]

Employee Initials                _/s/ KA
Tenneco Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

Tenneco Inc.

By: /s/ Kaled Awada
    Kaled Awada

Dated: March 18, 2020

Its:    Senior Vice President and
Chief Human Resources Officer

ROGER J. WOOD

/s/ Roger J. Wood
Roger J. Wood

Dated: March 18, 2020

SCHEDULE A
to
Separation Agreement and General Release

    Unless the Separation Agreement and General Release to which this Schedule A is attached (the “Agreement”) is revoked by Employee in accordance with the provisions of Paragraph 4 thereof, Employer shall make Payments pursuant to Paragraph 2 of the Agreement and as set forth below (subject to applicable federal and state requirements regarding withholding and other taxes), and Employee shall be entitled to receive other benefits as set forth below. Capitalized terms used in this Schedule A that are not otherwise defined shall have the meaning in the Agreement.

1.Severance Payments. Employer shall pay Employee a severance payment in the gross amount of $4,830,000 plus the amount, if any, of the Medical Subsidy (as described below), which severance payment will be payable on or before March 31, 2020 as determined by Employer (the date on which payment is to be made, the “Payment Date”). The amount of the Medical Subsidy is determined under the Tenneco Automotive Operating Company Inc. Severance Benefit Plan (Effective as of July 20, 2018, the “Severance Plan”) and is equal to (a) the premium for the type and level of medical coverage, if any, applicable to Employee under the plan(s) maintained by the Employer Entities as of the Termination Date divided by four, multiplied by (b) 52. The amount of the Medical Subsidy will be determined under the terms of the Severance Plan and will be zero if Employee is not covered under a medical plan maintained by the Employer Entities as of the Termination Date.
2.Vacation. Employee will receive a payment for accrued but unused vacation days through the Termination Date as required by applicable law and the terms of the applicable Employer plans.
3.Outplacement.    Employee will receive an additional $35,000 to be paid on the Payment Date and will not be entitled to receive, and thus waives any request for, outplacement services.
4.Reimbursement for Business Expenses. Employee will be reimbursed for expenses properly incurred by Employee on behalf of Employer and timely submitted to Employer with proper supporting documentation no later than twenty (20) days after the date of signing the Agreement.
5. 2019 Performance Bonus/AIP. Employee will not be entitled to a 2019 Performance Bonus under the Tenneco Inc. Annual Incentive Plan.
6.Long-Term Incentive Compensation (LTIP). In accordance with the applicable plan provisions and award agreements, all of Employee’s outstanding equity and equity-based awards under the long-term incentive plans of Tenneco and its affiliates will be forfeited as of the Termination Date.
7.Group Medical, Dental, and Vision Benefits; Other Welfare Benefits. Employee’s group medical, dental, and vision benefits (and those of his/her eligible dependents) will cease upon the Termination Date or otherwise in accordance with the applicable plans. Employee and Employee’s eligible dependents may elect continuing coverage under COBRA in accordance with information provided to them by Human Resources. Information about continuation or portability of other welfare benefits, such as life insurance, will be provided by the HR department. Employee is encouraged to review the information provided to ensure that he/she meets all deadlines with respect to election of the alternatives that are available.
8. 401(k) Benefits. Employee should contact T. Rowe Price regarding eligibility for a distribution from the 401(k) plan and options relating thereto.
9.Fees. Employer shall pay $25,000 to the Bloomfield Hills Michigan law firm of Sterling Attorneys at Law, P.C. for its legal services in negotiating this Agreement, no later than the Payment Date.

SCHEDULE B
to
Separation Agreement and General Release

List of affected employees in the same organizational unit who are affected by this involuntary termination program:

Job Title	Age
Co-Chief Executive Officer	57

List of affected employees in the same organizational unit who are not affected by this involuntary termination program:

Job Title	Age
Co-Chief Executive Officer	53